Exhibit 99.1

scPharmaceuticals Provides Preliminary Unaudited Fourth Quarter and Full Year 2024 Financial Results

Preliminary unaudited fourth quarter 2024 net revenue expected to be approximately $12 million to $12.3 million, representing 99% growth over Q4 2023 at the mid-point of the range

Fourth quarter 2024 Gross-to-net (GTN) discount expected to be in the range of 18% to 19%

Preliminary unaudited full year 2024 net revenue expected to be approximately $36.2 million to $36.5 million, compared to $13.6 million for full year 2023

BURLINGTON, Mass., Jan. 10, 2025 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH) (the “Company”), a pharmaceutical company committed to revolutionizing cardiorenal healthcare through patient-centric innovations, today announced preliminary results for the fourth quarter and full year 2024, including fourth quarter 2024 net FUROSCIX revenue and unaudited cash and cash equivalents.

“We continue to see FUROSCIX net revenue growth driven by our ongoing expansion efforts, including collaborations with top Integrated Delivery Networks and hospital systems, and the initial impact of our expanded field sales force,” stated John Tucker, President, and Chief Executive Officer of scPharmaceuticals. “As we enter 2025, we look forward to the first full quarter with our expanded sales force and anticipated further growth in Class IV heart failure patients. We anticipate additional growth with the implementation of the Medicare redesign and our upcoming PDUFA date in March to expand the FUROSCIX indication to include chronic kidney disease patients. We expect a mid-year submission of the sNDA for our Autoinjector product candidate which should accelerate future growth.”

Corporate Updates and Preliminary Unaudited Q4 and FY 2024 Financial Results:

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scPharmaceuticals expects preliminary unaudited fourth quarter FUROSCIX net revenue to be in the range of $12 million to $12.3 million, representing a 22% increase from the third quarter of 2024 at the mid-point of the range

•	The gross-to-net discount is expected to be in the range of 18% to 19%, compared to the gross-to-net discount of 15.7% in the third quarter of 2024

•

Preliminary unaudited full year 2024 FUROSCIX net revenue is expected to be in the range of $36.2 million to $36.5 million, representing 167% growth over the full year 2023 at the mid-point of the range

•	Approximately 13,300 FUROSCIX doses shipped in the fourth quarter, representing an approximately 23% increase from the 10,800 doses shipped in the third quarter of 2024

•	Added a specialty pharmacy to improve coverage of expanded geography

•

Unaudited cash, and cash equivalents were approximately $75.7 million as of December 31, 2024, which does not include an approximate increase in accounts receivable of 27% over the balance as of September 30, 2024

These preliminary select financial results are unaudited and subject to change. scPharmaceuticals will report its final and complete fourth quarter and full-year 2024 financial results in March 2025. The Company has not completed its financial closing procedures for the quarter or year ended December 31, 2024, and its actual results could be materially different from these preliminary financial results.

About scPharmaceuticals

At scPharmaceuticals, we are powered by passion, driven by patient care. Our Mission is focused on advancing cardiorenal care through innovative, integrated treatments that address unmet patient needs.

Our goal is to become the foremost advocate for patient-centric cardiorenal care, driving global health improvements through specialized, multidisciplinary approaches. scPharmaceuticals is expanding its reach, offering integrated therapies and products that address diverse healthcare needs and potentially improve the lives of our patients. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our anticipated financial results of the fiscal quarter and full year ended December 31, 2024; our commercial strategy for FUROSCIX and anticipated sales; the impact of our ongoing expansion efforts including our expanded sales force; anticipated additional growth with the implementation of the Medicare redesign; the PDUFA target action date related to the NDA seeking to expand the FUROSCIX indication to include the treatment of fluid overload in CKD; the potential submission of the sNDA for the Autoinjector; and the timing of any of the foregoing. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to, our dependence on the commercial success of FUROSCIX and, if approved, our other product candidates; risks related to the receipt of regulatory approval for our product candidates; risks related to our ability to manufacture, or the ability of third parties to deliver, sufficient product for commercialization of FUROSCIX or any of our product candidates, if approved; risks related to our history of operating losses, we have a history of significant operating losses and expect to incur significant and increasing losses for the foreseeable future; we may never achieve or maintain profitability; we may need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts; the terms of our credit facility place restrictions on our operating and financial flexibility, and we may not have cash available to us in an amount sufficient to enable us to make interest or principal payments on our indebtedness when due; clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and any difficulties or delays in the commencement or completion, or the termination or the potential for the results from any clinical trials to support submission of sNDAs or comparable regulatory applications; and the risk that global economic factors and uncertainties will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Miranda

scPharmaceuticals Inc., 781-301-6869

kmiranda@scpharma.com

Investors:

Nick Colangelo

Gilmartin Group, 339-225-1047

Nick@GilmartinIR.com